FOR IMMEDIATE RELEASE
Forrester Research Appoints Charles Rutstein As President, Forrester Americas To Succeed Neil
Bradford
CAMBRIDGE, Mass., January 4, 2006 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced that it has appointed Charles Rutstein to the position of President, Forrester Americas, effective April 1, 2006. In this role, he will be responsible for leading the Americas region, which comprises approximately 75 percent of Forrester’s client base. Rutstein succeeds Neil Bradford, who, as anticipated, will leave the company to return to his native United Kingdom at the end of the first quarter.
“During his six years with Forrester, Neil has been a respected and valued member of the executive team,” said George F. Colony, chairman and chief executive officer. “I am grateful for his extraordinary leadership and wish him the best in his future endeavors.”
As part of Forrester’s succession plan, the company has anticipated Bradford’s return home to the UK and has worked with Rutstein to assume leadership of Forrester’s business in North, Central, and South America. “Over the past seven years, Charles has become very familiar with all aspects of the business,” stated Colony. “His achievements precede him. Charles has led two of the company’s growing businesses, Consulting and Oval. As an analyst and a manager, Charles has always been very client-focused, something that will continue to serve Forrester well in the future.”
Rutstein joined Forrester in 1999. Most recently, he served as Vice President, Forrester Community, overseeing Events and Forrester’s Oval Program, the company’s executive membership offering, in the Americas. Previously, Rutstein managed Forrester’s consulting business in North America. Prior to this role, he spent several years directing a variety of Forrester’s research teams, overseeing research on topics including security, computing platforms, networking, storage, and management infrastructure. Rutstein holds a B.A. in economics from Hobart College and an M.B.A. in strategic and entrepreneurial management from The Wharton School of the University of Pennsylvania.
Bradford will remain with Forrester until March 31, 2006, while he transitions his duties to Rutstein.
Forrester Research (Nasdaq: FORR) is an independent technology and market research company that provides pragmatic and forward-thinking advice about technology’s impact on business and consumers. For 22 years, Forrester has been a thought leader and trusted advisor, helping global clients lead in their markets through its research, consulting, events, and peer-to-peer executive programs. For more information, visit www.forrester.com.

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